Exhibit 4.1

Specimen Certificate Number Hello Inc. INCORPORATED IN THE CAYMAN lSLANDS SHARE CERTIFICATE AUTHORISED CAPITAL: US$50,000 divided into 4,78 1,330,814 Class A Ordinary Shares of par value of US$0.0000I each, 208,669,18 Class B Ordinary Shares of par value of US$0.0000 I each and 10,000,000 shares of par value of US$0.0000 l each of such class or classes (howev designated) as the board of directors may determine in accordance with the tenth amended and restated memorandum and articles of association. This is to certify that Of is the registered holder of Class A Ordinary Shares fu lly paid and non-assessable, subject to the rules and laws governing the administration of the Company. Given under the Common Seal of the said Company This day of 2021 The Common Seal of the Company was hereunto affixed in the presence of Director